Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:		Media:
	Tracy J. Henrikson		Stephen Gendel
	Executive Director, Corporate Communications		GendeLLindheim BioCom Partners
	Orchid Cellmark Inc.		(212) 918-4650
(609) 750-2221

ORCHID CELLMARK REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

— Achieves Record Second Quarter Revenues —

— Expects Growth in Strong Second Half of 2005 to be Fueled by New Consumer Service Lines, Expanded Marketing Investments and Increases in Scrapie Volumes—

PRINCETON, N.J., July 28, 2005 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the quarter and six months ended June 30, 2005.

Total revenues were $15.8 million for the second quarter of 2005 and $30.5 million for the six months ended June 30, 2005, up from $15.0 million for the second quarter of 2004 and $28.4 million for the six months ended June 30, 2004. The revenue growth for the second quarter of 2005 was driven by an increase in forensic, family relationship and scrapie DNA testing services.

“We delivered a solid performance in the second quarter and first half of 2005, as we continued to grow revenues, increased our already strong success rate in winning bids in the U.S. government forensic and paternity markets, launched several innovative new consumer service lines and ramped up our sales and marketing infrastructure. A major development in the quarter was the implementation of our operational streamlining initiative that we believe will help us maintain a leadership position in the identity DNA testing market, as we strive to provide the largest laboratory capacity and fastest turnaround times available and to serve this growing market more profitably,” said Paul J. Kelly, M.D., president and chief executive officer of Orchid Cellmark.

Dr. Kelly continued, “The process of closing our Germantown facility is proceeding according to plan, and we expect to realize the benefits of our recent initiatives to increase both sales and operational efficiencies later this year and into 2006. We expect to realize stronger revenue growth and operating profitability in the balance of 2005, especially since we typically experience more robust revenue in the second half of each year, driven by seasonally higher levels of animal testing and U.S. forensics sales.”

Total operating expenses were $17.1 million for the second quarter of 2005, compared to $16.4 million for the second quarter of 2004. Total operating expenses for the second quarter of 2005 included $0.4 million of restructuring charges.

Orchid reported a loss from continuing operations of $1.8 million for the second quarter of 2005, compared to a loss from continuing operations of $1.8 million for the second quarter of 2004. The loss from continuing operations before income taxes was $1.2 million for the second quarter of 2005, which includes charges of $1.4 million for depreciation and amortization, as compared to a loss from continuing operations before income taxes of $1.4 million for the second quarter of 2004, which also includes charges of $1.4 million for depreciation and amortization.

Orchid reported a net loss allocable to common stockholders of $1.8 million, or $0.07 per share, for the second quarter of 2005, compared to a net loss allocable to common stockholders of $2.1 million, or $0.10 per share, for the second quarter of 2004. Included in the net loss allocable to common stockholders for the second quarter of 2004 is a loss from discontinued operations of $0.02 per share.

At June 30, 2005, cash and cash equivalents and short-term investments were $27.4 million, and the short and long-term portion of restricted cash was approximately $2.0 million. Cash used in operations was $1.9 million in the second quarter of 2005, primarily attributable to the early surrender of a lease in Princeton, N.J. In addition, cash used for capital expenditures totaled $0.9 million.

Dr. Kelly added, “We are revising our 2005 revenue and gross margin forecasts downward as a result of the slower than anticipated release of new National Institutes of Justice-funded bids for outsourced forensic DNA testing, as contract awards from states and other agencies have been delayed by up to six months from our original projections. Despite this timing delay, we expect that for the full year of 2005 we will achieve revenue growth of 15 to 20 percent over 2004 revenues. We expect the second half of 2005 to be active in terms of bidding for these contracts supported by the record level of federal and state funding available for DNA forensic testing, and we remain confident in our ability to secure an increasing number of forensic DNA testing contracts from this enlarged funding pool.”

Forensic DNA Testing

Orchid Cellmark entered into additional contracts and continued to see increased volumes in forensic DNA testing in the second quarter of 2005, particularly in U.S. CODIS testing and in the U.K. While the release of bids by states and municipalities for outsourced forensic DNA testing under fiscal year 2004 National Institutes of Justice (NIJ) funding experienced a slow start in the first half of 2005, we expect the release of these bids to increase substantially in the second half of 2005. A small number of awards under fiscal year 2004 NIJ funding have been announced so far this year and we expect the remainder of these awards to be announced towards the end of this year and into 2006. The amount of fiscal year 2004 NIJ funding more than doubles the amount available for DNA testing in the prior fiscal year.

Family Relationship DNA Testing

In Europe, Orchid Cellmark recently won an exclusive award to provide paternity testing services to the U.K. government, reinforcing its position as one of the largest providers of paternity testing services in Britain. Sales of Orchid Cellmark’s consumer identity testing services, which include individual identity testing for paternity and other family relationships as well as for security purposes, have been growing rapidly, reflecting greater and more effective marketing investments. In an important development, in June Orchid Cellmark launched the first of its entries in its expanded product line of consumer DNA testing services – its Heritage ID™ product line of tests – which are targeted at individuals seeking to preserve their DNA profile for future applications and at Native Americans to assist in tribal enrollment decisions.

Agriculture DNA Testing

Scrapie genotyping volumes increased in the second quarter of 2005, as is typical in this business with its expected seasonality. Orchid Cellmark expects to see increasing volumes in its scrapie genotyping business in the second half of 2005.

Operational Streamlining Initiative

In April 2005, Orchid Cellmark announced a streamlining of its U.S. forensic DNA testing operations to support the company’s continued leadership in this sector by consolidating its production capacity while maintaining scalability. The company is consolidating all of its forensic DNA testing at its Dallas, TX, and Nashville, TN, sites and is closing its forensic DNA testing laboratory in Germantown, MD. The company continues to anticipate that this restructuring initiative will be completed by the end of the third quarter of 2005.

2005 Financial Guidance

“I joined the company because of its long-term growth potential and its solid financial position, as well as its focus on delivering long-term value to Orchid Cellmark stockholders,” said Raymond J. Land, senior vice president and chief financial officer of Orchid Cellmark, who joined the company on June 6, 2005. “We intend to manage the business to deliver strong annual revenue growth and achieve consistent operating profitability, with vigilance in focusing on those procedures, processes and activities that add value to our company. Consistent with these principles, we intend to continue providing financial guidance solely on an annual basis. I believe this general policy is good for stockholders since it avoids the potential for distorted incentives inherent in any quarterly guidance policy, and it also is aligned with the annual nature of key drivers of Orchid Cellmark’s financial performance, including the awarding of forensic and other contracts the timing of which can vary throughout the year.”

Orchid Cellmark provided the following financial guidance for the full year of 2005:

•	The company expects total revenues of between $72 million and $75 million for the full year of 2005. This represents a decrease from prior guidance of $75 million to $78 million.

•	The company expects an average gross margin of approximately 44 percent for the full year of 2005. This represents a decrease from prior guidance of approximately 47 percent.

•	The company expects total general and administrative, sales and marketing and research and development expenses of approximately $30 million for the full year of 2005. This represents a decrease from prior guidance of $31 million to $33 million.

•	The company continues to expect restructuring charges of between $2.5 million and $3.0 million for the full year of 2005.

•	The company continues to expect to achieve positive operating income, excluding restructuring charges, for the full year of 2005.

•	The company continues to expect capital expenditures of between $4.0 million and $5.0 million for the full year of 2005.

Orchid Cellmark believes that the non-GAAP financial measure “positive operating income, excluding restructuring charges” mentioned in the guidance provides investors with useful information regarding its financial condition and results of operations because this measure reflects the ongoing results of its operations. Also, it is used by Orchid Cellmark management for internal review of its performance. The non-GAAP financial measure’s most comparable GAAP financial measure is the operating loss adjusted to exclude restructuring charges. The above non-GAAP financial measure is not intended to supercede or replace Orchid Cellmark’s GAAP results or expectations. Orchid Cellmark expects to report a loss from operations for the full year of 2005 inclusive of the restructuring charge.

Conference Call Information

A conference call with Orchid management will be held on Thursday, July 28, 2005 at 10:00 am ET. To listen to the conference call, please dial 1-651-224-7472 and ask for the Orchid Cellmark Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for food safety and selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including statements regarding: Orchid Cellmark’s expectation that it will have growth in strong second half of 2005 fueled by new consumer service lines, expanded marketing investments and increases in scrapie volumes; Orchid Cellmark’s belief that the implementation of its operational streamlining initiative will help it maintain a leadership position in the identity DNA testing market; Orchid Cellmark’s expectation to realize the benefits of its recent initiatives to increase both sales and operational efficiencies later this year and into 2006; Orchid Cellmark’s expectation to realize stronger revenue growth and operating profitability in the balance of 2005; Orchid Cellmark’s expectation that for the full year of 2005 it will achieve revenue growth of 15 to 20 percent over 2004 revenues; Orchid Cellmark’s expectation that the second half of 2005 will be active in terms of bidding for outsourced DNA testing contracts; Orchid Cellmark’s belief in its ability to secure an increasing number of forensic DNA testing contracts from the enlarged pool of funding; Orchid Cellmark’s expectation that the release of bids by states and municipalities will increase substantially in the second half of 2005; Orchid Cellmark’s expectation that the remainder of these awards will be announced toward the end of this year and into 2006; Orchid Cellmark’s expectation to see increasing volumes in its scrapie genotyping business in the second half of 2005; Orchid Cellmark’s expectation that the restructuring initiative of its U.S. forensic DNA testing operations will be completed by the end of the third quarter of 2005; Orchid Cellmark’s intention to manage the business to deliver strong annual revenue growth and achieve consistent operating profitability, with vigilance in focusing on those procedures, processes and activities that add value to the company; Orchid Cellmark’s expectation of achieving total revenues of between $72 million and $75 million for the full year of 2005; Orchid Cellmark’s expectation of achieving an average gross margin of approximately 44 percent for the full year of 2005; Orchid Cellmark’s expectation of incurring total general and administrative, sales and marketing and research and development expenses of approximately $30 million for the full year of 2005; Orchid Cellmark’s expectation of incurring restructuring charges of between $2.5 million and $3.0 million for the full year of 2005; Orchid Cellmark’s expectation of achieving positive operating income, excluding restructuring charges, for the full year of 2005; and Orchid Cellmark’s expectation of incurring capital expenditures of between $4.0 million and $5.0 million for the full year of 2005. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection and litigation. These risks and other additional factors affecting Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the

year ended December 31, 2004, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six months ended June 30, 2005 and June 30, 2004

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Service revenues	$15,738	$14,833	$30,227	$28,127
Other revenues	99	124	275	298

Total revenues	15,837	14,957	30,502	28,425

Operating expenses:
Cost of service revenues	9,042	8,206	18,066	16,549
Research and development	417	454	814	871
Marketing and sales	1,947	2,019	3,725	3,745
General and administrative	4,912	5,229	9,551	12,763
Restructuring	358	—	477	1,130
Amortization of intangible assets	430	452	861	904

Total operating expenses	17,106	16,360	33,494	35,962

Operating loss	(1,269)	(1,403)	(2,992)	(7,537)

Total other income (expense), net	116	21	206	(142)

Loss from continuing operations before income taxes	(1,153)	(1,382)	(2,786)	(7,679)

Income tax expense	616	421	635	556

Loss from continuing operations	(1,769)	(1,803)	(3,421)	(8,235)

Discontinued operations:
Loss from operations of a business held for sale	—	(343)	—	(850)

Net loss	(1,769)	(2,146)	(3,421)	(9,085)

Dividends to Series A Preferred Shareholders	—	—	—	(14)

Accretion of Series A Preferred Stock discount	—	—	—	(1,129)

Net loss allocable to common stockholders	$(1,769)	$(2,146)	$(3,421)	$(10,228)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.07)	$(0.08)	$(0.14)	$(0.45)
Basic and diluted loss from discontinued operations per share	$—	$(0.02)	$—	$(0.04)
Basic and diluted net loss per share allocable to common stockholders	$(0.07)	$(0.10)	$(0.14)	$(0.49)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	24,448	22,252	24,245	20,952

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2005 and December 31, 2004

(In thousands)

(unaudited)

	June 30, 2005	December 31, 2004
Assets:
Current Assets
Cash and cash equivalents	$12,712	$12,112
Short-term investments	14,713	18,374
Restricted cash	251	251
Accounts receivable, net	11,715	14,099
Inventory	1,599	1,358
Prepaid and other current assets	1,722	1,296

Total current assets	42,712	47,490

Fixed assets, net	8,831	9,977

Other assets
Goodwill	2,716	2,789
Intangible assets, net	12,324	13,285
Restricted cash	1,736	1,736
Other assets	341	345

Total other assets	17,117	18,155

Total assets	$68,660	$75,622

Liabilities and Stockholders’ Equity:
Accounts payable	$3,091	$2,603
Accrued expenses	6,565	8,504
Income taxes payable	1,813	1,982
Current portion of long-term debt	85	371
Deferred revenue	912	983

Total current liabilities	12,466	14,443

Long Term Liabilities
Long term portion of restructuring	—	1,029
Other liabilities	1,900	1,900

Total long term liabilities	1,900	2,929

Total stockholders’ equity	54,294	58,250

Total Liabilities and Stockholders’ Equity	$68,660	$75,622